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                                                                 EXHIBIT (10)(C)
                            FIRST UNION CORPORATION
              MANAGEMENT LONG-TERM CASH INCENTIVE PLAN, AS AMENDED

    I.  PURPOSE
   II.  EFFECTIVE DATE
  III.  ELIGIBILITY
   IV.  PROCEDURE
    V.  AWARD PAYMENTS
   VI.  ADMINISTRATION
  VII.  MODIFICATION AND TERMINATION
 VIII.  NONASSIGNABILITY

Date: April 18, 1995

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                            FIRST UNION CORPORATION
              MANAGEMENT LONG-TERM CASH INCENTIVE PLAN, AS AMENDED
I. PURPOSE:
     Through recognition of both long-term Corporate performance relative to its peers and individual performance, the Plan is intended to provide significant and sustaining motivation to key Corporate management personnel who are responsible for meeting growth and profit objectives.
II. EFFECTIVE DATE:
     The Plan shall be effective with the fiscal year beginning January 1, 1992, and shall continue for each fiscal year thereafter until terminated.
III. ELIGIBILITY:
     It is the Plan intent that primary participants will be limited to key members of senior management selected by the Human Resources Committee. In addition, management positions may be designated on a periodic basis by the Human Resources Committee.
IV. PROCEDURE:
     The following procedure will be used to determine award payments under the
Plan:
  (A) FUNDING
     An incentive pool will be developed on the following basis:
     (Bullet) A contribution to the pool will be made only if a 10% average return on common equity, excluding any adjustment for unrealized gains or losses on debt and equity securities pursuant to Statement of Financial Accounting Standards Number 115 (ROE) has been attained for the two-year period ending December 31, 1992, and for the three-year period ending each December 31 thereafter, based on the net income of First Union Corporation adjusted for unusual items to be determined at the discretion of the Human Resources Committee of the Board of Directors of First Union Corporation.
     (Bullet) If such ROE exceeds 10%, a pool contribution would then be made based on the following table:

 RANK COMPARED     PERCENTAGE OF
TO PEER GROUP*    BASE SALARIES**
       1                50%
       2                49%
       3                48%
       4                47%
       5                46%
       6                45%
       7                43%
       8                41%
       9                39%
      10                37%
      11                35%
      12                31%
      13                27%

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 * Represents the rank of First Union Corporation's average ROE, calculated as hereinabove provided, for the applicable three-year period (two-year period for 1991 and 1992) compared to the average return on common equity of the 25 largest bank holding companies based in the U.S. for such period.
** Represents the percentage of the base salaries of all participants in the
   Plan for the last year of the three-year period (two-year period for 1991 and
   1992) prior to individual awards being made for such period.
     (Bullet) The aforelisted funding requirements are general guidelines that may be adjusted from time to time by the Human Resources Committee of the Board. The Committee may, at its discretion, make incentive payments notwithstanding these guidelines at such time and to such individuals as deemed appropriate based on unforeseen
              circumstances. In addition to the average ROE for a particular period, certain long-range strategic objectives should be taken into consideration when determining the funding and payment of incentives under the Plan. Long-range strategic objectives include but are not limited to growth of capital, growth of earning assets, consummation of acquisitions, repositioning of the balance sheet and other steps in support of the Corporation's long-range growth strategy. The contribution level to the designated
              incentive pool will be determined based on the Human Resource
              Committee's assessment of the long-range strategic benefit to the
              Corporation of the specific actions taken by management.
  (B) (1) INDIVIDUAL AWARDS:
     Participants will receive awards from the incentive pool on the basis of individual performance as determined by the Human Resources Committee of the Board of Directors.
  (2) INDIVIDUAL PERFORMANCE:
     Performance used as a determinant for individual award grants will be based upon achievement of predetermined goals and objectives and will be supported by the Corporation's formally documented performance evaluation system. The maximum potential award per individual shall be 100% of base salary.
  (3) COVERED OFFICERS:
     Notwithstanding the foregoing, commencing with the 1994-1996 three-year period, awards may only be granted to such executive officers of First Union Corporation (the "Corporation") and its subsidiaries as the Human Resource Committee may designate in writing as Covered Officers ("Covered Officers"), on the following conditions:
     (Bullet) Prior to April 1, 1994, as to awards for the 1994-1996 three-year period, and prior to January 1 of the first year of each
              three-year period thereafter as to awards for each such three-year period thereafter, the Human Resources Committee shall determine the Covered Officers and an average ROE performance goal, based on
              Adjusted Net Income for Award Purposes (as defined below), for the
              1994-1996 three-year period and each three-year period thereafter that will need to be attained by the Corporation in order for awards to be made to the Covered Officers for each such three-year period.
     (Bullet) Each award shall be equal to 100% of the Covered Officer's base salary as of December 31 of the last year of each three-year period; provided, however, such award may not exceed $1,500,000;
              and provided, further, the Human Resources Committee, at its discretion, may reduce the amount of any such award at any time before such award is paid to a Covered Officer.
     (Bullet) "Adjusted Net Income for Award Purposes" means the Corporation's annual net income applicable to common stockholders, adjusted to remove the effect of the following:
              (i) items to be disclosed under generally accepted accounting principles, or that would be disclosed absent a materiality concept, in the Corporation's annual income statement as extraordinary gains or losses or as changes in accounting principles;
              (ii) net income or loss attributable to companies acquired in acquisition transactions which are being treated as poolings under generally accepted accounting principles to the extent the income or loss is attributable to periods prior to the consummation date of the transaction; and
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             (iii) restructuring charges to be recognized in the Corporation's annual income statement as a result of current and/or pending acquisition transactions.
     (Bullet) In situations where net income applicable to common stockholders is adjusted as a result of pooling transactions noted above, the average equity of the Corporation for the year, against which the Adjusted Net Income for Award Purposes is compared to determine
              ROE, shall be computed without taking into account the equity of an acquired company for any time periods prior to consummation of the transaction.
     (4) In all cases, the recommended individual awards must be approved by the Human Resources Committee. In addition, the total of all actual awards made will be subject to any governmental wage guidelines which may exist and individual awards will be subject to applicable tax withholdings.
     To the extent contributions to the incentive pool exceed individual awards made under the Plan, such excess shall be held under the Plan and shall be available to be granted to individuals under the Plan at such time and in such amounts as may be determined in accordance with the provisions of the Plan.
V. AWARD PAYMENT:
     Awards made for any given three-year period (two-year period for 1991 and 1992) will be made at such time or times as the Human Resources Committee may determine during the year subsequent to the three-year period (two-year period for 1991 and 1992) on which the award is based. Participants must be employed as of December 31 in the last year of the applicable three-year period (two-year period for 1991 and 1992), to receive a payment during the following year, except in the case of retirement under the First Union Corporation Pension Plan, death, or disability under the First Union Corporation Long-Term Disability Plan. In these cases, the amounts would be paid to the individual or beneficiary in the same manner.
     Notwithstanding the foregoing, commencing with the 1994-1996 three-year period, awards to Covered Officers shall be made on the June 30th following the end of the three-year period for which the awards are being made or at any time thereafter; provided, however, awards may be made prior to such June 30th if such awards are discounted using the applicable short-term federal rate in effect at the time of payment in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"); and provided further, however, awards may only be paid to Covered Officers after the Human Resources Committee certifies in writing that the applicable average ROE performance goal and any other material conditions precedent for the payment of such awards have been satisfied.
VI. ADMINISTRATION:
     This Plan shall be administered by the Human Resources Committee of the Board of Directors. As indicated previously, all actual awards made under the Plan must be approved by the Human Resources Committee.
VII. MODIFICATION AND TERMINATION:
     The Plan may be terminated at any time by the Board of Directors. This Plan may be amended in whole or in part from time to time by the Human Resources Committee of the Board of Directors, but no amendment shall operate to decrease the awards previously made and due any participant.
     Notwithstanding the foregoing, any amendment that changes the performance goal provided for in Article IV (B)(3), including (i) the class of individuals eligible to receive awards under such Article IV (B)(3), (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum limitation set forth in such Article IV (B)(3), shall be subject to the approval of the stockholders of First Union Corporation, it being understood that the determination by the Human Resources Committee of varying ROE goals pursuant to such Article IV (B)(3) shall not be deemed to be a change in the material terms of the performance goal.
     Notwithstanding anything to the contrary contained in the Plan, if the amendments to the Plan adopted by the Human Resources Committee on February 15, 1994, and reflected above, are not approved by the stockholders of the Corporation, the Plan shall remain in full force and effect in accordance with the terms and conditions of the Plan in effect prior to the adoption of such amendments; provided, however, in such case no awards may be made under the Plan to "covered employees" (as such term is defined in Section 162(m) of the Code) for the three-year periods ending on or after December 31, 1996.
VIII. NONASSIGNABILITY:
     Interests in the Plan may not be transferred or assigned by participants other than by will or the laws of descent and distribution.
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